Exhibit 10.19(b)

[Date]

[Name and Address]

Re:

[Agreement] (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the (“Agreement”))

Dear [Name]:

As you know, to effect the pending reorganization, Equitable Resources, Inc. (“Equitable”) will merge with a second tier subsidiary (the “Merger”), which will result in a first tier subsidiary (“New EQT”) becoming the new publicly traded parent company of the Equitable family of companies.  Following the Merger, we will transfer to the new parent company all of the assets and liabilities of existing Equitable Resources (including the Agreement) other than those associated with our existing Equitable Gas Company division (the “Asset/Liability Transfer”).

As part of the Asset/Liability Transfer, New EQT will assume all of Equitable’s rights, interests, obligations and liabilities under and to the Agreement and will be substituted for all purposes for Equitable under the Agreement pursuant to an Assignment and Assumption Agreement (the “Contract Assignment”).  Other than changing your counterparty to the Agreement from the existing parent company of the Equitable family of companies to the new parent company, the reorganization will have no effect on the Agreement.  Accordingly, following the Merger and Contract Assignment the Agreement will continue to govern your relationship with New EQT.

In addition, upon completion of the reorganization, your awards representing shares of Equitable common stock under the 1999 Non-Employee Directors’ Stock Incentive Plan (the “1999 Plan”) will become awards representing shares of the common stock of New EQT and any deemed investment in common stock of Equitable under the Directors’ Deferred Compensation Plan or the 2005 Directors’ Deferred Compensation Plan (collectively, the “DDCP”) will become a deemed investment in the common stock of New EQT.  The number of shares represented, the terms and any exercise price associated with your awards will remain the same and will remain subject to the existing agreements and 1999 Plan.  If elected or awarded, future deferrals to the Company Stock Fund under the DDCP will be deemed to be invested in the common stock of New EQT.

We hereby request that you acknowledge, by signing the enclosed copy of this letter in the space provided below and returning it to the address set forth below, that (1) following the Merger and Contract Assignment the Agreement will constitute legally binding agreement between you and New EQT and (2) the form of Assignment and Assumption Agreement attached hereto as Exhibit A is satisfactory to transfer all agreements between you and Equitable to New EQT as part of the Asset/Liability Transfer.

Please return letter to:	Jonathan M. Lushko, Esq.
Equitable Resources, Inc.
225 North Shore Drive
Pittsburgh, PA 15212-5861

If you have any questions, please do not hesitate to contact Kimberly Sachse at 412-553-5758 or me at 412-553-7760.

Sincerely,

Equitable Resources, Inc.

ACKNOWLEDGED, CONFIRMED,
CONSENTED TO AND AGREED:

Exhibit A

Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of the      day of                 , 2008, by and between Equitable Resources, Inc., a Pennsylvania corporation formed in 1926 (“Assignor”) and Equitable Resources, Inc., a Pennsylvania corporation formed in 2008 to effect a holding company reorganization of Assignor (“Assignee”).

WITNESSETH:

WHEREAS, the Assignor desires to assign and transfer to the Assignee all of Assignor’s right, title and interest under and to the agreements identified on Exhibit A attached hereto (the “Transferred Agreements”); and

WHEREAS, the Assignee desires to substitute itself for and become the successor to the Assignor with respect to the Transferred Agreements and to assume and perform all of the Assignor’s covenants, agreements, duties, responsibilities and obligations under and to the Transferred Agreements.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             The Assignor does hereby assign, sell, transfer, and set over to Assignee, its successors and assigns forever, all of Assignor’s right, title and interest in and to the Transferred Agreements.  Such assignment shall be effective as of the date hereof.

2.             The Assignee hereby assumes and agrees to promptly perform all covenants, agreements, duties, responsibilities and obligations of Assignor under the Transferred Agreements.  Assignor shall have no further duties, responsibilities or obligations with respect to the Transferred Agreements effective as of the date hereof.

3.             The Assignor and Assignee hereby covenant, from time to time at the request of the other party and without further cost or expense to such party, to execute and deliver such other instruments which the other party may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

4.             This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts-of-laws provisions thereof.

5.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.             This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first written above.

EQUITABLE RESOURCES, INC.

(organized in 1926)

By:
Name:	James E. Crockard, III
Title:	Treasurer

EQUITABLE RESOURCES, INC.

(organized in 2008)

By:
Name:	Philip Conti
Title:	Senior Vice President and Chief Financial Officer

Exhibit A

[Agreements]